Exhibit 99

   Hecla Had Record Silver Production at Record Low Costs in 2003; Generates 90% Increase in Income before Environmental Accruals;
                For the Period Ended December 31, 2003

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Feb. 12, 2004--Hecla Mining Company (NYSE:HL) (NYSE:HL-PrB) today reported 2003 year-end income before environmental accruals of $17.1 million and a 48% increase in gross profit compared to 2002. This compares to income before environmental accruals in 2002 of $9 million, a 90% increase year-on-year. Gross profit was $35 million in 2003 compared to $23.7 million in 2002, with 62% of 2003's gross profit coming from Hecla's silver properties. Hecla's cash flow provided by operating activities increased 28% in 2003, to $26 million. In the third quarter of 2003, Hecla recorded a noncash accrual for estimated future environmental costs of $23.1 million. Primarily because of this accrual, Hecla's net loss for 2003 was $6 million compared to net income in 2002 of $8.6 million.
    Hecla's President and Chief Executive Officer, Phillips S. Baker, Jr., said, "Hecla has had a phenomenal two years. The true measures of our company's performance -- income before environmental accruals, gross profit, cash flow and balance sheet -- all continue to improve. Our properties are low cost, and our exploration opportunities are the most exceptional in the history of the company. Our financial stability has given us the flexibility to significantly increase our exploration expenditures for future increases in reserves and resources. Hecla is extremely healthy on all fronts, both financially and operationally."
    Fourth quarter 2003 net income was $2.2 million, compared to net income in the same period of 2002 of $1.9 million. Gross profit increased 41% quarter-on-quarter, from $5.7 million in the fourth quarter of 2002 to $8 million in the fourth quarter of 2003. Operating cash flow also significantly increased, from $5.6 million in the last quarter of 2002 to $8.4 million in the fourth quarter of 2003.

    2003 HIGHLIGHTS

    -- Record silver production of 9.8 million ounces at a record average total cash cost of $1.43 per ounce

    -- Gold production of more than 204,000 ounces at an average total cash cost of $154 per ounce

    --  Income before environmental accruals of $17.1 million

    --  Noncash environmental accrual recorded for $23.1 million

    --  2003 exploration expenditures increased to $9.6 million

    --  48% increase in gross profit, 28% increase in cash flow

    -- Excellent exploration and prefeasibility results achieved at Mina Isidora in Venezuela

    --  Development and production from the Don Sergio vein in Mexico

    -- Decision to develop the next level at Lucky Friday to access another 28 million ounces of silver reserve and resource

    -- Reduction in long-term debt to $4.7 million, with $123 million of cash and short-term investments on hand

    OPERATIONS

    Hecla produced a record amount of silver at its lowest cost ever in the company's 113-year-history of operations. In 2003, Hecla produced 9.8 million ounces of silver at a record low average total cash cost of $1.43 per ounce. Baker said, "The fact that after a hundred-plus years of operation we are producing more silver at lower costs than at any time in our history points to the quality of the mining districts in which we're located. We expect these districts to continue to allow us to generate growing production at the lowest costs in the industry, while generating excellent returns on investment. Our gold operations also had a good year, but not compared to an amazing year for the silver operations. The silver operations' performance is even more remarkable when you consider the silver price averaged $4.91 for the year."
    Hecla produced more than 204,000 ounces of gold during 2003 at an average total cash cost of $154 per ounce, making it one of the lowest-cost gold miners. Baker says the company continues to focus on gold growth, with a goal of doubling production within the next five years.
    The company estimates that production in 2004 will be approximately 215,000 ounces of gold and 9 million ounces of silver. Hecla expects to maintain its low-cost profile, anticipating average total cash costs in 2004 in the range of $185 per ounce of gold and less than $1.75 per ounce of silver.
    Hecla's San Sebastian Unit in central Mexico continued to outshine expectations by producing a total of 4.1 million ounces of silver in 2003, a 19% increase over 2002's production. These ounces were mined at the incredibly low average total cash cost of negative 25 cents per ounce of silver. San Sebastian's outstanding performance is due to excellent management and cost controls, as well as the increased gold price. Gold is a by-product at the San Sebastian mine, and as such, revenue from gold is applied toward lowering the cost per ounce of silver production. The 17% increase in the yearly average price of gold from $310 in 2002 to $364 in 2003 was instrumental in lowering San Sebastian's silver production costs. In addition to silver, the mine produced 47,721 ounces of gold in 2003. The Don Sergio vein, an adjunct to the Francine vein, was successfully designed, permitted and developed during the year, and reached expected production rates in December. Capital expenses in 2003 at San Sebastian were approximately $3.9 million and included mining equipment and facilities for the conversion to owner mining, development of the Don Sergio vein, expansion of tailings capacity, a secondary mill water supply and a leach circuit expansion.
    Hecla owns an approximate 30% interest in the Greens Creek underground silver mine in Alaska, a joint venture that is operated by Greens Creek Kennecott Mining Company, a subsidiary of Rio Tinto. In 2003, Greens Creek contributed 3.5 million ounces of silver to Hecla's account, at the very low average total cash cost of $1.18 per ounce of silver. By-product gold, zinc and lead credits were instrumental in decreasing Greens Creek's average total cash costs by 35% from $1.81 per ounce of silver in 2002. In addition to silver, Greens Creek produced 29,564 ounces of gold for Hecla's account in 2003.
    During the fourth quarter of 2003, Hecla made the decision to drive a 5,500-foot drift on the 5900 level of the Lucky Friday silver mine in northern Idaho. The development drift is expected to cost approximately $8 million, and should give Hecla access to an additional 28 million ounces of silver reserve and resource. It should also allow the mine to double production to 4 million ounces of silver annually, at an anticipated cash cost of production of under $4.50 per ounce. In 2003, Lucky Friday produced 2.3 million ounces of silver at an average total cash cost of $4.86 per ounce, an improvement over 2002's average total cash cost of $4.97 per ounce.
    Hecla's gold operations in Venezuela yielded 126,567 ounces of gold at an average total cash cost of $154 per ounce. This includes 123,549 ounces of gold from the La Camorra mine, as well as ore processed through the La Camorra mill purchased from small miners in the area. Hecla has started a program whereby small miners can sell their ore to Hecla for processing in an environmentally safe manner with favorable economic controls, something that has not been widely available to them in the past. La Camorra's cash costs per ounce of gold increased in the fourth quarter compared to the same period a year earlier, due to higher production taxes based on a higher gold price and costs of integrating operations from a property acquired adjacent to Mina Isidora. La Camorra produced about 44,000 fewer ounces of gold in 2003 compared to 2002's record-breaking production, primarily due to an anticipated decrease in ore grade. The gold ore grade at La Camorra was nearly 0.9 ounce of gold per ton in 2002, while 2003's average ore grade was approximately 0.68 ounce of gold per ton, which is closer to the reserve grade of 0.67 ounce of gold per ton. Hecla's gold operation in Venezuela continues to be extremely profitable, yielding more than $13.5 million in gross profit for the year. Capital additions in Venezuela totaled nearly $14 million during 2003, and included improvements to the tailings impoundment and underground ventilation, La Camorra mine development, engineering and start-up construction on the new shaft at La Camorra, acquisition of a pre-existing lease in the Block B concession and construction of a plant to sample ore brought in by small miners.

    EXPLORATION/DEVELOPMENT/RESERVES

    In 2003, Hecla spent $9.6 million on exploration, a significant increase from the previous year. Baker said, "Hecla now has the best and most prolific exploration prospects in the history of the company. We're in the early stages of exploration on a majority of our land position, which is located in mining districts with a historically high probability of discovery." Hecla's major area of exploration focus in 2004 will be Venezuela and Mexico, with two-thirds of the budget targeted for those countries. Exploration expenditures in 2004 are expected to be between $12 million and $15 million.
    In November, Hecla announced drilling results at Mina Isidora in Venezuela, located about 60 miles from La Camorra, where a 115-hole program including 36,000 meters of drilling resulted in the discovery of the deposit. Approximately 327,000 ounces of gold have been added to the proven and probable reserve category at Mina Isidora, which is now considered part of the La Camorra Unit. A prefeasibility study indicates the ore can be mined at a cash cost in the range of $170 per ounce of gold, after a $25 million capital investment to develop the property. A $325 gold price would give the project a 50% return on investment. Work is continuing on the mine plan, and Hecla's Board of Directors is likely to be asked to approve a final development plan in the next six months. Baker said, "Mina Isidora has tremendous potential to contribute to Hecla's goal of doubling gold production by the end of 2008. We are very excited about the discoveries made here and the high grade of ore in the deposit."
    At the La Camorra gold mine, deep drilling results have been disappointing; however, higher definitional drilling indicates the ore shoot may rake more eastwardly than previously thought. And at the Canaima gold deposit, just 6 miles east of La Camorra, a prefeasibility study is underway based on hydrological, geotechnical and resource definition work completed earlier in 2003.
    Several permits are now in hand for the Hollister Development Block gold exploration project in Nevada, and final permitting is expected to be achieved within the next few months. Construction of surface support facilities is slated once permits and authorizations are acquired, followed immediately by excavation of the underground exploration decline. Hecla has been diligently pursuing the permitting process, which has taken longer than the original schedule primarily because of the unforeseen extent of groundwater and cultural artifact surveys and the length of time the government agencies have taken to review and consult on these issues.
    In Mexico, several early stage targets have been identified on the 100-square-mile property position surrounding the Francine vein. Geomagnetic studies, mapping and geochemical work is in full swing with the aim of targeting those areas most likely to yield positive drilling results. Work also continues in the Cerro Pedernalillo area on the Andrea vein, where the most recent discovery was the Don Sergio vein, which went into production ahead of schedule.
    Overall, Hecla was able to significantly expand its proven and probable silver reserves to more than 45 million ounces, while more than replacing the proven and probable gold reserves mined in 2003. Hecla's mines are underground operations, resulting in a smaller proven and probable reserve base. Because of the expense of proving up deep underground, narrow vein reserves, it is the nature of underground mining to develop additional mine levels and replace reserves as they are mined. Hecla has a track record more than a century long of steadily moving precious metals resources into the reserve category as they are mined.


                        ESTIMATED ORE RESERVES

Proven and Probable
----------------------------------------------------------------------
                                          Gold    Silver   Lead  Zinc
Mine - (Hecla interest in %)    Tons    (oz/ton) (oz/ton)  (%)    (%)
----------------------------------------------------------------------
Lucky Friday Unit, USA         659,380              15.4    8.4   2.4
Greens Creek (29.73%), USA   2,226,361     0.12     14.1    4.0  10.7
San Sebastian Unit, Mexico     170,711     0.26     22.3      -     -
La Camorra Unit, Venezuela     818,655     0.67        -      -     -

----------------------------------------------------------------------
                                 Gold      Silver      Lead     Zinc
Mine - (Hecla interest in %)   (ounces)   (ounces)    (tons)   (tons)
----------------------------------------------------------------------
Lucky Friday Unit, USA               -   10,154,299   55,192   15,715
Greens Creek (29.73%), USA     256,726   31,386,366   89,422  237,202
San Sebastian Unit, Mexico      43,731    3,812,503        -        -
La Camorra Unit, Venezuela     547,855            -        -        -
TOTAL                          848,312   45,353,167  144,614  252,917
----------------------------------------------------------------------


Mineralized Material (4)
----------------------------------------------------------------------
                                           Gold    Silver  Lead  Zinc
Mine - (Hecla interest in %)     Tons    (oz/ton) (oz/ton)  (%)   (%)
----------------------------------------------------------------------
San Sebastian Unit (1)           76,373     0.61      5.3     -     -
La Camorra Unit (2)             547,172     0.38        -     -     -
Lucky Friday Unit (3)         3,445,110        -      9.8   5.9   3.0
----------------------------------------------------------------------

(1) In situ San Ricardo vein and south portion of Don Sergio vein, diluted to assumed mining width and adjusted for expected mining recovery.

(2) In situ resources, Canaima Lower and Middle veins, diluted and factored for mining recovery (90%).

(3) In situ Measured and Indicated resources from Gold Hunter and
Lucky Friday vein systems, diluted and factored for expected mining recovery.

(4) Securities and Exchange Commission guidelines do not allow the company to complete the calculation of tons multiplied by grade to equal contained ounces in the "mineralized material" and "other resources" categories.


Other Resources (5)
----------------------------------------------------------------------
                                           Gold    Silver  Lead  Zinc
Mine - (Hecla interest in %)    Tons     (oz/ton) (oz/ton)  (%)   (%)
----------------------------------------------------------------------
San Sebastian Unit               22,163     0.18      5.4     -     -
Lucky Friday Unit (1)         5,024,590        -     10.3   5.4   2.8
Greens Creek (29.73%) (2)       605,697     0.14     14.4   4.2  11.7
La Camorra Unit (3)             512,705     0.40        -     -     -
Noche Buena (4)              11,741,820     0.03        -     -     -
Golden Eagle (25%)            3,028,750     0.08      0.3     -     -
----------------------------------------------------------------------

(1) Inferred resources, diluted to assumed mining width and adjusted for mining recovery.

(2) Inferred resources, West, SW, NWW, '9A', and 200S orebodies, factored for dilution and mining recovery.

(3) Inferred resource, diluted (15%) and factored (95%) for mining recovery.

(4) Indicated and Inferred resources inside planned pit limit.

(5) Securities and Exchange Commission guidelines do not allow the company to complete the calculation of tons multiplied by grade to equal contained ounces in the "mineralized material" and "other resources" categories.


    EXCHANGE OFFER

    In January 2004, Hecla announced an exchange offer to holders of Hecla's Preferred B shares. The company has offered $66 in value of Hecla common stock, not to exceed 8.25 common shares, in exchange for each share of Preferred stock. If all outstanding preferred shares were exchanged for the potential maximum of 8.25 common shares per preferred share, Hecla would issue approximately 3.8 million common shares. The exchange offer is currently scheduled to expire on February 20, 2004, and the exchange ratio is expected to be set by the volume weighted average price of Hecla common stock on the NYSE for the five trading days of February 11, 12, 13, 17 and 18. The exchange ratio is expected to be announced late in the day on February 18.

    FINANCIAL

    Hecla's cash and short-term investments at the end of 2003 totaled $123 million, with long-term debt of just $4.7 million. The company's balance sheet is in excellent condition, with a healthy current ratio of 4.7:1 at the end of the year. The $23.1 million in noncash environmental accruals recorded during the third quarter is not expected to materially affect any of Hecla's current or future operating, exploration or development plans.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 113-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.
    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "other resources" and "mineralized materials" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.
    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com


                         HECLA MINING COMPANY
               (dollars in thousands, except per share,
             per ounce and per pound amounts - unaudited)

                        Fourth Quarter Ended         Year Ended
                       ----------------------- ----------------------
HIGHLIGHTS              Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                          2003        2002        2003        2002

FINANCIAL DATA
Sales of products     $    31,630  $   25,864  $  116,353  $  105,700
Gross profit                8,045       5,710      35,035      23,715
Income before
 environmental
 accruals                   2,171       1,859      17,091       8,960
Net income (loss)           2,171       1,865      (6,016)      8,639
Basic income (loss)
 per common share (1)       (0.07)       0.01       (0.16)      (0.18)
Cash flow provided by
 operating activities       8,369       5,588      25,977      20,235

SALES OF PRODUCTS
Silver operations (2) $    20,977  $   13,686  $   76,658  $   56,404
Gold operations            10,670      12,178      39,192      49,296
Other                         (17)         --         503          --
                       ----------- ----------- ----------- -----------
  Total sales         $    31,630  $   25,864  $  116,353  $  105,700

GROSS PROFIT
Silver operations (2) $     5,506  $    2,897  $   21,605  $    7,066
Gold operations             2,552       2,813      13,530      16,649
Other                         (13)         --        (100)         --
                       ----------- ----------- ----------- -----------
  Total gross profit  $     8,045  $    5,710  $   35,035  $   23,715

PRODUCTION SUMMARY - TOTALS
Silver - Ounces         2,331,587   2,241,415   9,817,324   8,681,293
Gold - Ounces              51,724      52,606     204,091     239,633
Lead - Tons                 5,201       4,997      21,224      18,291
Zinc  - Tons                6,525       6,606      25,341      26,134
Average cost per
 ounce of silver
 produced (2):
  Cash operating
   costs ($/oz.)             1.01        1.96        1.31        2.16
  Total cash costs
   ($/oz.) (3)               1.15        2.05        1.43        2.25

  Total production
   costs ($/oz.)             2.51        3.38        2.70        3.68
Average cost per
 ounce of gold
 produced:
  Cash operating
   costs ($/oz.)              181         165         154         137
  Total cash costs
   ($/oz.) (3)                181         165         154         137
  Total production
   costs ($/oz.)              250         235         222         206

AVERAGE METAL PRICES
Silver - Handy &
 Harman ($/oz.)              5.30        4.54        4.91        4.63
Gold - Realized
 ($/oz.)                      362         305         339         303
Gold - London Final
 ($/oz.)                      392         323         364         310
Lead - LME Cash
 (cents/pound)               28.8        19.7        23.4        20.5
Zinc - LME Cash
 (cents/pound)               42.2        35.0        37.5        35.3

(1) For the quarters and years ended December 31, 2003 and 2002, preferred stock dividends of $10.2 million and $0.7 million, respectively, and $12.2 million and $23.3 million, respectively, were not declared. The preferred dividends are not included in the determination of net income (loss); however, they are included in determining loss applicable to common shareholders and loss per share. Both the 2003 and 2002 amounts include noncash dividends of approximately $9.6 million and $17.6 million, respectively, related to exchanges of preferred stock for common stock. Including the effects of preferred stock dividends, we reported a loss applicable to common shareholders of $8.0 million for the three months ended December 31, 2003, as compared to income applicable to common shareholders of $1.2 million during the same period in 2002. For the years ended December 31, 2003 and 2002, losses applicable to common shareholders totaled $18.2 million and $14.6 million, respectively.

(2) Includes gold produced at silver properties, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements.
    A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (2) on the cash costs per ounce reconciliation section.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
          (dollars and shares in thousands, except per share
                         amounts - unaudited)

                              Fourth Quarter Ended     Year Ended
                               ------------------  ------------------
                                Dec. 31,  Dec. 31,  Dec. 31, Dec. 31,
                                 2003      2002      2003      2002
Continuing operations:
  Sales of products            $ 31,630  $ 25,864  $116,353  $105,700
                               --------  --------  --------  --------
  Cost of sales and other
   direct production costs       18,749    15,201    61,197    59,449
  Depreciation, depletion and
   amortization                   4,836     4,953    20,121    22,536
                               --------  --------  --------  --------
                                 23,585    20,154    81,318    81,985
                               --------  --------  --------  --------
Gross profit                      8,045     5,710    35,035    23,715
                               --------  --------  --------  --------
Other operating expenses:
  General and administrative      2,304     1,984     8,407     7,121
  Exploration                     2,323     2,282     9,608     5,172
  Pre-development expense           347       556     1,395       653
  Depreciation and amortization      73        26       341       116
  Other operating expense
   (income)                       1,113       844    (1,439)      414
  Provision for closed
   operations and environmental
   matters                          289       130    23,777       898
                               --------  --------  --------  --------
                                  6,449     5,822    42,089    14,374
                               --------  --------  --------  --------
Income (loss) from operations     1,596      (112)   (7,054)    9,341
                               --------  --------  --------  --------
Other income (expense):
  Interest income                   363       231     2,590       420
  Interest expense                 (493)     (442)   (1,407)   (1,816)
                               --------  --------  --------  --------
                                   (130)     (211)    1,183    (1,396)
                               --------  --------  --------  --------

Income (loss) from operations
 before income taxes and
 cumulative effect of change in
 accounting principle             1,466      (323)   (5,871)    7,945
Income tax benefit (provision)      705     3,086    (1,217)    2,918
                               --------  --------  --------  --------
Income (loss) from continuing
 operations before cumulative
 effect of change in accounting
 principle                        2,171     2,763    (7,088)   10,863
Cumulative effect of change in
 accounting principle, net of
 income tax                         --        --      1,072       --
Discontinued operations, net of
 income tax                         --       (898)      --     (2,224)
                               --------  --------  --------  --------

Net income (loss) (1)          $  2,171  $  1,865  $ (6,016) $  8,639
                               ========  ========  ========  ========

Basic income (loss) per common
 share:
  Income (loss) from continuing
   operations after preferred
   stock dividends             $  (0.07) $   0.02  $  (0.17) $  (0.15)
  Cumulative effect of change
   in accounting principle          --        --       0.01       --
  Loss from discontinued
   operations                       --      (0.01)      --      (0.03)
                               --------  --------  --------  --------
Basic income (loss) per common
 share (2)                     $  (0.07) $   0.01  $  (0.16) $  (0.18)
                               ========  ========  ========  ========

Basic weighted average number
 of common shares outstanding   113,473    86,116   110,610    80,250
                               ========  ========  ========  ========

(1) Income before environmental accruals of $17.1 million and $9.0 million, respectively, for the years ended December 31, 2003 and 2002, as reported on page one of this release, represent non-U.S. generally accepted accounting principles (GAAP) measurements. We believe income before environmental accruals portrays a more accurate reflection of our operating results and is a better measure of our company's performance during the last two years. The following table presents a reconciliation between net income
    (loss) to non-GAAP income before environmental accruals for the quarters and years ended December 31, 2003 and 2002:

  Net income (loss)            $  2,171  $  1,865  $ (6,016) $  8,639
  Add noncash adjustment to
   provision for closed
   operations and environmental
   matters                          --         (6)   23,107       321
                               --------  --------  --------  --------
  Income before environmental
   accruals                    $  2,171  $  1,859  $ 17,091  $  8,960
                               ========  ========  ========  ========

(2) For the quarters and years ended December 31, 2003 and 2002, preferred stock dividends of $10.2 million and $0.7 million, respectively, and $12.2 million and $23.3 million, respectively, were not declared. The preferred dividends are not included in the determination of net income (loss); however, they are included in determining loss applicable to common shareholders and loss per share. Both the 2003 and 2002 amounts include noncash dividends of approximately $9.6 million and $17.6 million, respectively, related to exchanges of preferred stock for common stock. Including the effects of preferred stock dividends, we reported a loss applicable to common shareholders of $8.0 million for the three months ended December 31, 2003, as compared to income applicable to common shareholders of $1.2 million during the same period in 2002. For the years ended December 31, 2003 and 2002, losses applicable to common shareholders totaled $18.2 million and $14.6 million, respectively.


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                                  Dec. 31,   Dec. 31,
                                                    2003       2002
                                                 ---------- ----------

ASSETS
Current assets:
  Cash and cash equivalents                      $ 105,387  $  19,542
  Short-term investments                            18,003        --
  Accounts and notes receivable                     16,318     10,154
  Inventories                                       16,936     14,758
  Deferred income taxes                              1,427      2,700
  Other current assets                               3,174      1,780
                                                 ---------- ----------
    Total current assets                           161,245     48,934
Investments                                            722         76
Restricted cash and investments                      6,447      6,428
Properties, plants and equipment, net               90,026     86,725
Mineral interests, net                               5,289      5,640
Deferred income taxes                                  896        300
Other noncurrent assets                             13,570     12,038
                                                 ---------- ----------

Total assets                                     $ 278,195  $ 160,141
                                                 ========== ==========

LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses          $  13,847  $  11,731
  Accrued payroll and related benefits               7,307      7,603
  Current portion of debt                            2,332      7,296
  Accrued taxes                                      3,193      1,572
  Current portion of accrued reclamation and
   closure costs                                     7,400      7,005
                                                 ---------- ----------
    Total current liabilities                       34,079     35,207
Long-term debt                                       2,341      4,657
Accrued reclamation and closure costs               63,232     42,718
Other noncurrent liabilities                         7,114      5,629
                                                 ---------- ----------

Total liabilities                                  106,766     88,211
                                                 ---------- ----------

SHAREHOLDERS' EQUITY
Preferred stock                                        116        188
Common stock                                        28,886     21,547
Capital surplus                                    504,858    405,959
Accumulated deficit                               (361,560)  (355,544)
Accumulated other comprehensive loss                  (753)       (36)
Stock held by grantor trust                             --        (66)
Treasury stock                                        (118)      (118)
                                                 ---------- ----------

Total shareholders' equity                         171,429     71,930
                                                 ---------- ----------

Total liabilities and shareholders' equity       $ 278,195  $ 160,141
                                                 ========== ==========

Common shares outstanding at end of year           115,535     86,179
                                                 ========== ==========


                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                       Year Ended
                                                   -------------------
                                                   Dec. 31,  Dec. 31,
                                                     2003      2002

OPERATING ACTIVITIES
Net income (loss)                                  $ (6,016) $  8,639
Noncash elements included in net income (loss):
  Depreciation, depletion and amortization           20,462    22,652
  Cumulative effect of change in accounting
   principle                                         (1,072)       --
  Gain on disposition of properties, plants and
   equipment                                           (350)     (329)
  Provision for reclamation and closure costs        24,086     1,931
  Deferred incomes taxes                                677    (3,300)
Change in assets and liabilities:
  Accounts and notes receivable                      (6,164)   (3,506)
  Inventories                                        (2,178)   (3,890)
  Other current and noncurrent assets                (2,051)      575
  Accounts payable and accrued expenses               2,154     1,581
  Accrued payroll and related benefits                  396       312
  Accrued taxes                                       1,621       395
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (5,588)   (4,825)
                                                    --------  --------
Net cash provided by operating activities            25,977    20,235
                                                    --------  --------

INVESTING ACTIVITIES
Short-term investments, net                         (18,003)       --
Proceeds from sale of discontinued operations            --     1,585
Additions to properties, plants and equipment       (19,535)  (11,219)
Proceeds from disposition of properties, plants
 and equipment                                          486     5,710
Increase in restricted cash and investments             (19)       (3)
Other, net                                                7      (285)
                                                    --------  --------
Net cash used by investing activities               (37,064)   (4,212)
                                                    --------  --------

FINANCING ACTIVITIES
Common stock issued under warrants and stock
 option plans                                        14,218     2,997
Issuance of common stock, net of offering costs      91,244        --
Borrowings on debt                                    1,350     3,317
Repayments on debt                                   (9,880)  (10,355)
                                                    --------  --------
Net cash provided (used) by financing activities     96,932    (4,041)
                                                    --------  --------

Net increase in cash and cash equivalents            85,845    11,982
Cash and cash equivalents at beginning of year       19,542     7,560
                                                    --------  --------

Cash and cash equivalents at end of year           $105,387  $ 19,542
                                                    ========  ========


                         HECLA MINING COMPANY
                            Production Data

                          Fourth Quarter Ended       Year Ended
                          -------------------- -----------------------
                           Dec. 31,  Dec. 31,   Dec. 31,    Dec. 31,
                             2003      2002       2003        2002

LA CAMORRA UNIT
Tons of ore processed        52,552    44,461     197,591     194,960
Days of operation                83        75         327         310
Mining cost per ton       $   38.16  $  39.96  $    36.63  $    39.81
Milling cost per ton      $   11.22  $  15.34  $    12.56  $    15.73
Ore grade crushed - Gold
 (oz./ton)                    0.651     0.774       0.679       0.891
Gold produced (oz.)          31,782    33,486     126,567     167,386
Average cost per ounce of
 gold produced:
  Cash operating costs    $     181  $    165  $      154  $      137
  Total cash costs (1)    $     181  $    165  $      154  $      137
  Total production costs  $     250  $    235  $      222  $      206
Capital additions         $   6,583  $  1,332  $   13,879  $    8,564

SAN SEBASTIAN UNIT
Tons of ore processed        39,320    42,218     150,717     156,532
Days of operation                81        79         322         306
Mining cost per ton       $   30.72  $  33.10  $    29.62  $    34.80
Milling cost per ton      $   32.81  $  33.05  $    34.99  $    31.62
Ore grade milled - Silver
 (oz./ton)                    26.23     24.58       28.77       24.10
Ore grade milled - Gold
 (oz./ton)                    0.360     0.304       0.347       0.298
Silver produced (oz.)       949,600   960,244   4,085,038   3,432,394
Gold produced (oz.)          12,674    11,582      47,721      41,510
Average cost per ounce of
 silver produced (2):
  Cash operating costs    $   (1.19) $   0.41  $    (0.46) $     0.91
  Total cash costs (1)    $   (0.94) $   0.58  $    (0.25) $     1.09
  Total production costs  $    0.25  $   1.53  $     0.71  $     2.06
Capital additions         $     306  $    173  $    3,863  $    1,834

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
Tons of ore milled           57,881    55,763     232,297     218,072
Days of operation                92        92         365         365
Mining cost per ton       $   28.76  $  27.74  $    27.72  $    27.87
Milling cost per ton      $   16.84  $  16.45  $    16.27  $    15.58
Ore grade milled - Silver
 (oz./ton)                    19.58     17.42       19.69       19.73
Silver produced (oz.)       861,281   729,531   3,480,800   3,244,495
Gold produced (oz.)           7,209     7,482      29,564      30,531
Lead produced (tons)          2,131     2,006       8,289       8,200
Zinc produced (tons)          5,828     6,020      22,809      23,875
Average cost per ounce of
 silver produced (2):
  Cash operating costs    $    0.86  $   1.93  $     1.10  $     1.76
  Total cash costs (1)    $    0.98  $   1.98  $     1.18  $     1.81
  Total production costs  $    3.33  $   4.45  $     3.64  $     4.28
Capital additions         $     990  $    538  $    1,887  $    2,856

LUCKY FRIDAY UNIT
Tons of ore milled           35,854    43,693     151,991     159,651
Days of operation                92        75         365         304
Mining cost per ton     $     55.11  $  38.07  $    49.90  $    39.51
Milling cost per ton    $      7.34  $   6.44  $     6.76  $     6.70
Ore grade milled -
 Silver (oz./ton)             15.45     13.47       15.76       13.33
Silver produced (oz.)       520,706   551,640   2,251,486   2,004,404
Lead produced (tons)          3,070     2,991      12,935      10,091
Zinc produced (tons)            697       586       2,532       2,259
Average cost per ounce
 of silver produced (2):
  Cash operating costs  $      5.24  $   4.70  $     4.86  $     4.97
  Total cash costs (1)  $      5.24  $   4.70  $     4.86  $     4.97
  Total production
   costs                $      5.26  $   5.18  $     4.88  $     5.49


(1) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to costs of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                           HEDGED POSITIONS
                        As of December 31, 2003

       Sold forward: 48,928 gold ounces @ average price of $288


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                     Accounting Principles (GAAP)
    (dollars and ounces in thousands, except per ounce - unaudited)


                                Three Months Ended Twelve Months Ended
                                ------------------  ------------------
                                 Dec. 31, Dec. 31, Dec. 31,  Dec. 31,
                                   2003     2002      2003      2002

LA CAMORRA UNIT (1)
Total cash costs                 $ 5,782  $ 5,445  $ 19,498  $ 22,879
Divided by gold ounces produced       32       33       127       167
                                 -------- -------- --------- ---------
   Total cash cost per ounce
    produced (2)                 $   181  $   165  $    154  $    137
                                 ======== ======== ========= =========
Reconciliation to GAAP:
   Total cash costs              $ 5,782  $ 5,445  $ 19,498  $ 22,879
   Treatment & freight costs        (480)    (365)   (1,634)   (1,840)
   Change in product inventory       618    1,953      (810)      (53)
   Reclamation and other costs        18       77        70       388
                                 -------- -------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                       $ 5,938  $ 7,110  $ 17,124  $ 21,374
                                 ======== ======== ========= =========

SAN SEBASTIAN UNIT
Total cash costs                 $  (893) $   555  $ (1,007) $  3,737
Divided by silver ounces
 produced                            950      960     4,085     3,432
                                 -------- -------- --------- ---------
   Total cash cost per ounce
    produced (2)                 $ (0.94) $  0.58  $  (0.25) $   1.09
                                 ======== ======== ========= =========
Reconciliation to GAAP:
   Total cash costs              $  (893) $   555  $ (1,007) $  3,737
   Treatment & freight costs        (564)    (481)   (2,158)   (2,224)
   By-product credits              4,982    3,726    17,367    12,909
   Change in product inventory     1,889   (1,468)      597    (2,089)
   Reclamation and other costs        77       95       294       403
                                 -------- -------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                       $ 5,491  $ 2,427  $ 15,093  $ 12,736
                                 ======== ======== ========= =========

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
Total cash costs                 $   844  $ 1,448  $  4,108  $  5,872
Divided by silver ounces
 produced                            861      730     3,481     3,245
                                 -------- -------- --------- ---------
   Total cash cost per ounce
    produced (2)                 $  0.98  $  1.98  $   1.18  $   1.81
                                 ======== ======== ========= =========
Reconciliation to GAAP:
   Total cash costs              $   844  $ 1,448  $  4,108  $  5,872
   Treatment & freight costs      (3,073)  (3,011)  (12,082)  (12,271)
   By-product credits              6,526    5,392    23,985    21,367
   Change in product inventory      (856)  (1,016)     (472)     (690)
   Reclamation and other costs       407      156       575       611
                                 -------- -------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                       $ 3,848  $ 2,969  $ 16,114  $ 14,889
                                 ======== ======== ========= =========

LUCKY FRIDAY UNIT
Total cash costs                 $ 2,730  $ 2,592  $ 10,940  $  9,960
Divided by silver ounces
 produced                            521      551     2,251     2,004
                                 -------- -------- --------- ---------
   Total cash cost per ounce
    produced (2)                 $  5.24  $  4.70  $   4.86  $   4.97
                                 ======== ======== ========= =========
Reconciliation to GAAP:
   Total cash costs              $ 2,730  $ 2,592  $ 10,940  $  9,960
   Treatment & freight costs      (1,167)    (958)   (4,316)   (3,358)
   By-product credits              1,889    1,091     5,730     3,661
   Change in product inventory        11      (50)      (92)       45
   Reclamation and other costs        10       28        38       104
                                 -------- -------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                       $ 3,473  $ 2,703  $ 12,300  $ 10,412
                                 ======== ======== ========= =========

COMBINED SILVER PROPERTIES (3)
Total cash costs                 $ 2,681  $ 4,595  $ 14,041  $ 19,569
Divided by silver ounces
 produced                          2,332    2,241     9,817     8,681
                                 -------- -------- --------- ---------
   Total cash cost per ounce
    produced (2)                 $  1.15  $  2.05  $   1.43  $   2.25
                                 ======== ======== ========= =========
Reconciliation to GAAP:
   Total cash costs              $ 2,681  $ 4,595  $ 14,041  $ 19,569
   Treatment & freight costs      (4,804)  (4,450)  (18,556)  (17,853)
   By-product credits             13,397   10,209    47,082    37,937
   Change in product inventory     1,044   (2,534)       33    (2,734)
   Reclamation and other costs       494      279       907     1,118
                                 -------- -------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                       $12,812  $ 8,099  $ 43,507  $ 38,037
                                 ======== ======== ========= =========

(1) Costs per ounce of gold are based on the gold produced by the Venezuela segment only.

(2) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of profitability at each location and on a consolidated total, as well as a meaningful basis for which to compare other mining companies and other mining operating properties.

(3) Costs per ounce of silver are based on production from both the Mexico and United States segments. The United States segment includes both the Greens Creek mine and the Lucky Friday mine.

    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100
             FAX 208-769-7612